EXHIBIT B

August 17, 2016

Ra Pharmaceuticals, Inc.

87 Cambridge Park Dr.

Cambridge, MA 02140

Credit Suisse Securities (USA) LLC

Jefferies LLC

BMO Capital Markets Corp.

As Representatives of the several Underwriters

c/o	Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

c/o	Jefferies LLC

520 Madison Avenue

New York, NY 10022

c/o	BMO Capital Markets Corp.

3 Times Square, 25th Floor

New York, NY 10036

Dear Sir or Madam:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering (the “Public Offering”) will be made that is intended to result in the establishment of a public market for the common stock, $0.001 par value per share (the “Securities”) of Ra Pharmaceuticals, Inc., a Delaware corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect (each, a “Transaction”), or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise (each, a “Swap”), or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Jefferies LLC and BMO Capital Markets Corp., as representatives of the several Underwriters (collectively, the “Representatives”). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities; provided, that if the Company first receives a waiver to sell Lock-Up Securities (as defined in the Underwriting Agreement) pursuant to a registered offering on Form S-1 during the Lock-Up Period, the forepart of this sentence shall not operate as a prohibition, other than in respect of the Public Offering, of the undersigned’s piggyback registration rights pursuant to Section 2.2 of that certain Amended and Restated Investor Rights Agreement, dated July 10, 2015 (the “IRA”), between the Company and the undersigned, during the Lock-Up Period; provided, further, that the undersigned may not participate in any such public offering without first obtaining a release from the terms hereof from the Representatives.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and include the date that is 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties.

Any Securities received upon exercise of options granted or warrants issued to the undersigned will also be subject to this Lock-Up Agreement.

Notwithstanding anything herein to the contrary, the restrictions contained in this letter agreement (this “Lock-Up Agreement”) shall not apply to any of the following: (i) transfers of Securities as a bona fide gift or gifts or for bona fide estate planning purposes; (ii) transfers of Securities or other securities of the Company to a trust or limited family partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin); (iii) transfers of Securities or other securities of the Company by will, other testamentary document or intestate succession in a transaction not involving a disposition for value; (iv) transfers of Securities or other securities of the Company pursuant to a court order in respect of, or by operation of law as a result of, a divorce, in a transaction not involving a disposition for value; (v) the transfer of Securities to the Company in connection with the exercise, including by and to the extent necessary to cover any “net” exercise, of any options or warrants to acquire Securities or the conversion of any convertible security into Securities in accordance with its terms, provided that any Securities issued to the undersigned upon such exercise or conversion shall be subject to the restrictions set forth herein and no filing or public announcement by any party under the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise shall be required or shall be voluntarily made in connection with such transfer, exercise, or conversion (other than a filing on a Form 5 made after the expiration of the Lock-Up Period or, in the case of a “net” exercise, a filing on a Form 4 that reports such “net” exercise under the transaction code “F”); (vi) transfers of Securities or other securities of the Company to a limited liability company or partnership wholly-owned and controlled by the undersigned, provided that the transfer shall not involve a disposition for value; (vii) if the undersigned is a trust, transfers of Securities or other securities of the Company to any beneficiary of the undersigned or the estate of any such beneficiary, provided that the transfer shall not involve a disposition for value; (viii) transfers or distributions of Securities to members, limited partners, stockholders or affiliates of, or any investment fund or other entity that controls or manages, the undersigned (including, for the avoidance of doubt, a fund controlled by or under common control with the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common controlling investment advisor with the undersigned), provided that the transfer or distribution shall not involve a disposition for value; (ix) transfers or distributions in connection with a merger or sale of all or substantially all of the voting securities or assets of the Company, regardless of how such a transaction is structured (it being further understood that this agreement shall not restrict the undersigned from entering into any agreement or arrangement in connection therewith, including an agreement to vote in favor of, or tender Securities or other securities of the Company in, any such transaction or taking any other action in connection with any such transaction), provided that the restrictions set forth herein shall continue to apply should the completion of the transaction not occur; (x) the entering into by the undersigned of a written trading plan pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, provided that no sales of the undersigned’s Securities shall be made pursuant to such plan, and no public disclosures shall be made regarding such plan, prior to the expiration of the Lock-Up Period; or (xi) Securities purchased by the undersigned in the open market or in the Public Offering, including any issuer directed share program, provided that no filing or public announcement by any party under Section 16 of the Exchange Act shall be required or shall be voluntarily made in connection with such Transaction or Swap (other than a filing on a Form 5 made after the expiration of the Lock-Up Period); provided further that, with respect to clauses (i), (ii), (iii), (iv), (vi), (vii) and (viii), (a) each transferee or distributee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, and (b) no filing or public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer, exercise, conversion or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the date of such publication. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that, during the Lock-Up Period, the Representatives waive any prohibition on the transfer of any Securities held by any executive officer or director of the Company or any holder of more than 2.5% of the outstanding Common Stock of the Company on a fully-diluted basis that is subject to a lock-up agreement related to the Public Offering similar in terms or form to this Lock-up Agreement, then the Representatives shall be deemed to have also waived, on the same terms, the prohibitions set forth in this Lock-Up Agreement that would otherwise have applied to the undersigned on a pro-rata basis with respect to the same proportion of the undersigned’s Securities subject to this Lock-Up Agreement as (x) the aggregate Securities held by such party receiving the waiver that is subject to the waiver bears to (y) the aggregate Securities held by such party that is subject to a lock-up agreement related to the Public Offering similar in terms or form to this Lock-Up Agreement. The provisions of this paragraph will not apply: (i) unless and until the Representatives have first waived more than two and one-half percent (2.5%) of the Company’s total outstanding Securities (determined as of the Public Offering Date for, and giving effect to, the Public Offering) from such prohibitions, (ii) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, or (iii) if the release or waiver is granted to a holder of Securities in connection with an underwritten public offering during the Lock-Up Period, whether or not such offering is wholly or partially a secondary offering, of Securities pursuant to a registration statement under the Securities Act of 1933, as amended; provided that the participants are offered the opportunity to participate in the offering on a basis consistent with such contractual rights in the IRA. In the event that any percentage of such Securities released from the restrictions set forth in this Lock-Up Agreement are subject to any restrictions of the type set forth in this Lock-Up Agreement, the same restrictions shall be applicable to the release of the same percentage of the undersigned’s Securities. In the event that, as a result of this paragraph, any Securities held by the undersigned are released from the restrictions imposed by this Lock-Up Agreement, the Representatives shall use commercially reasonable efforts to notify the Company within two business days of the effective date of such release (it being understood and agreed that the failure to give such notice to the Company shall not give rise to any claim or liability against the Representatives).

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void upon the earliest to occur, if any, of (i) if the Public Offering Date shall not have occurred on or before May 15, 2017, (ii) the Company filing an application with the Securities and Exchange Commission to withdraw the registration statement related to the Public Offering, (iii) the date on which the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, or (iv) upon written notice from an authorized officer of the Company to the Representatives, executed or delivered prior to the signing of the Underwriting Agreement, that the Company has determined not to proceed with the public offering of the Securities. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Novo A/S

/s/ Thomas Dyrberg
Name:	Thomas Dyrberg, under specific power of attorney
Title:	Managing Partner Novo Ventures
Date:	August 17, 2016